Exhibit 99.1

BGC Partners Reports Second Quarter 2009 Financial Results

NEW YORK, NY – August 4, 2009 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “the Company”), a leading global inter-dealer broker of financial instruments, today reported its financial results for the second quarter ended June 30, 20091.

Second Quarter Financial Summary

•

Pre-tax distributable earnings[2] were $32.1 million or $0.15 per fully diluted share in the second quarter of 2009, compared with $42.3 million or $0.22 per fully diluted share in the year-earlier quarter.

•

Post-tax distributable earnings were $23.8 million or $0.11 per fully diluted share in the second quarter of 2009, compared with $32.2 million or $0.17 per fully diluted share in the second quarter of 2008.

•	Second quarter 2009 revenues as used to calculate distributable earnings were $294.0 million compared with $306.7 million in the year-earlier period.

•

The Company’s revenues for the second quarter of 2009 as calculated both for distributable earnings and in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) would have been approximately $19 million higher if not for the increase in the value of the U.S. dollar relative to other major currencies year-on-year.

•	GAAP revenues were $292.1 million in the second quarter of 2009, compared with $305.5 million in the second quarter of 2008.

•	GAAP Income from continuing operations before income taxes was $21.6 million in the second quarter of 2009, compared with $32.1 million in the year-earlier period.

•	GAAP net income for fully diluted shares was $21.1 million or $0.10 per share in the second quarter of 2009, compared with $30.1 million or $0.16 per share in the year-earlier period.

•	BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.09 per share payable on August 31, 2009 to Class A and Class B common stockholders of record as of August 17, 2009.

[1]	Because of BGC Partners’ merger with and into eSpeed on April 1, 2008, this release discusses historical financial results on a consolidated basis.
[2]	See the sections of this release entitled “Distributable Earnings” and “Reconciliation of GAAP Income to Distributable Earnings” for a definition of this term and how, when and why management uses it.

“Despite the continued challenging conditions in the financial markets, BGC’s second quarter revenues would have increased by approximately $6 million year-over-year if not for the movement of the U.S. dollar,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC Partners, Inc. “We demonstrated strength by generating double-digit year-over-year increases in revenues from our overall Credit business, as well as strong growth in fully electronic Credit and Foreign Exchange products.

“In addition, we generated year-over-year and sequential revenue growth in our fully electronic U.S. Treasury business, due in part to the growing impact of increased government debt issuance. We also maintained our discipline on expenses, and as a result, our revenues and distributable earnings exceeded the high end of our previous outlook.

“Moreover, our customers see the value of BGC’s technology platform, which allows our U.S. Treasury customers to trade both in the futures markets on ELX and in the cash markets via eSpeed. ELX has added new customers, grown in volume, and gained market share since its strong debut on July 10, and all of our partners in the venture are excited about the exchange’s prospects.”

“The improving health of the global banking system is creating a better trading environment for most of our largest customers. We added 141 brokers during the quarter and we continue to invest and accretively hire. We therefore believe that BGC is very well positioned to grow its revenues and distributable earnings next year,” Mr. Lutnick concluded.

Second Quarter Revenues

For the second quarter of 2009, BGC Partners’ GAAP revenues were $292.1 million versus $305.5 million in the second quarter of 2008. Revenues used to calculate distributable earnings were $294.0 million, compared with the prior year quarter’s $306.7 million. Second quarter 2009 GAAP revenues included ($1.9) million in equity pick-up primarily related to Aqua and ELX, while second quarter 2008 GAAP revenues included ($1.3) million in equity pick-up related to the same equity investments. These items were not included in distributable earnings revenues.

Year-over-year gains in revenues from Credit brokerage were offset primarily by the relative increase in the value of the U.S. dollar since the second quarter of 2008 and year-over-year decreases in brokerage revenues from Rates and Foreign Exchange. In addition, the Company recognized lower fees from related parties due to a reduction in services provided to Cantor following the eSpeed merger, while interest income declined due to lower market rates for deposits of excess cash.

Brokerage revenues for both GAAP and distributable earnings were $270.7 million, compared with $278.6 million in the prior year quarter. For the second quarter of 2009, Rates revenues were $126.8 million, Credit revenues were $90.8 million, Other Asset Classes revenues were $32.2 million, and Foreign Exchange revenues were $21.0 million. In comparison, for the second quarter of 2008, Rates revenues were $143.1 million, Credit revenues were $69.1 million, Other Asset Classes revenues were $32.3 million, and Foreign Exchange revenues were $34.0 million.

The year-over-year increase in Credit revenues was driven primarily by BGC Partners’ strong results across various corporate bond desks as well as increased fully electronic credit default swap broking versus the second quarter of last year. Rates and Foreign Exchange revenues were negatively impacted primarily by lower industry-wide volumes, particularly in emerging markets.

In the second quarter of 2009, Rates represented 43.1 percent of total distributable earnings revenues, Credit 30.9 percent, Other Asset Classes 11.0 percent, and Foreign Exchange 7.1 percent. In comparison, for the second quarter of 2008, Rates represented 46.7 percent of total distributable earnings revenues, Credit 22.5 percent, Foreign Exchange 11.1 percent, and Other Asset Classes 10.5 percent.

Second quarter of 2009 revenues related to fully electronic trading3 increased by 7.1 percent to $22.5 million, which represented 7.7 percent of total distributable earnings revenues. This compares to $21.0 million or 6.9 percent of total distributable earnings revenues in the prior year period. This improvement was driven by significant increases in fully electronic volumes for Credit and Foreign Exchange products, as well as a small increase in fully electronic Rates revenues, all when compared to the second quarter of 2008.

Second Quarter Expense

Total GAAP expenses decreased to $270.5 million in the second quarter of 2009 compared with $273.3 million in the prior year period. Total expenses on a distributable earnings basis decreased to $261.9 million compared with $264.5 million in the second quarter of 2008.

The Company’s compensation and employee benefits increased to $178.2 million from $175.5 million year-over-year on a distributable earnings basis in the second quarter of 2009. This represented 60.6 percent of distributable earnings revenues, compared with 57.2 percent in the prior year period. The compensation ratio rose in part because the Company replaced some outside vendors and consultants with full-time employees, which also contributed to the year-over-year reduction in professional and consulting fees and to lower overall expenses.

The difference between second quarter 2009 compensation and employee benefits as calculated for GAAP and distributable earnings was due to a credit of $0.4 million in non-cash, non-dilutive compensation expenses related to the activation of exchangeability of founding partner interests granted pre-merger, which was offset by $2.6 million in non-cash, non-dilutive charges related to compensation expense for restricted stock units and REUs granted pre-merger and $0.2 million in expense related to dividend equivalents to holders of restricted stock units. The difference between second quarter 2008 compensation and employee benefits as calculated for GAAP and distributable earnings was $1.5 million in non-cash, non-dilutive charges related to compensation expense for restricted stock units and REUs granted pre-merger.

[3]	This includes fees captured in both the “total brokerage revenues” and “fees from related party” line items related to fully electronic trading.

For the second quarter of 2009, non-compensation expenses declined on both a GAAP and distributable earnings basis to $83.7 million, which represented 28.7 percent of GAAP revenues and 28.5 percent of distributable earnings revenues. For the second quarter of 2008, non-compensation expenses were $89.0 million or 29.1 percent on a GAAP basis and 29.0 percent on a distributable earnings basis.

Second Quarter Income

The Company recorded GAAP income from continuing operations before income taxes of $21.6 million, GAAP net income for fully diluted shares of $21.1 million, and GAAP net income per fully diluted share of $0.10 in the second quarter of 2009. This compares to GAAP net income from continuing operations before taxes of $32.1 million, GAAP net income for fully diluted shares of $30.1 million, and GAAP net income of $0.16 per fully diluted share in the second quarter of 2008.

In the second quarter of 2009, BGC Partners’ pre-tax distributable earnings were $32.1 million or $0.15 per fully diluted share, compared with $42.3 million or $0.22 per fully diluted share in the second quarter of 2008. The Company’s pre-tax distributable earnings margin was 10.9 percent in the second quarter of 2009 versus 13.8 percent in the prior year period.

BGC Partners recorded post-tax distributable earnings of $23.8 million or $0.11 per fully diluted share in the second quarter of 2009 compared with $32.2 million or $0.17 per fully diluted share in the second quarter of 2008. The Company’s post-tax distributable earnings margin was 8.1 percent in the second quarter of 2009 versus 10.5 percent in the prior year period.

In the second quarter of 2009, the effective tax rate for distributable earnings was 26.5 percent compared with 22.1 percent in the prior year quarter. The Company had a fully diluted weighted average share count of 211.1 million for the second quarter of 2009, compared with 190.1 million in the year earlier period.

Broker Statistics

As of June 30, 2009, BGC Partners had 1,411 voice/hybrid brokers, including the addition of 70 Liquidez brokers4. This compares to 1,270 as of March 31, 2009 and 1,247 as of June 30, 2008. Voice/hybrid brokerage revenue per average voice/hybrid broker for the second quarter of 2009 was approximately $193,000 compared with $214,000 in the year earlier period.

Balance Sheet

As of June 30, 2009, the Company’s cash position, which is defined as cash and cash equivalents, cash segregated under regulatory requirements, and reverse repurchase agreements, was $378.0 million; notes payable were $150.0 million; book value per share was $2.48; and total capital, which BGC Partners defines as “redeemable partnership interest”, Cantor’s “non-controlling interest in subsidiaries”, and “total stockholders’ equity”, was $451.9 million.

In comparison, as of December 31, 2008 the Company’s cash position was $361.3 million; notes payable were $150.0 million; book value per share was $2.31; and its total capital was $443.8 million.

[4]	The Liquidez acquisition closed on June 16, 2009.

Third Quarter 2009 Outlook

The Company expects to generate distributable earnings revenues of between $265 million and $285 million in the third quarter of 2009, compared with $302.8 million in the prior year period. This revenue outlook would be approximately $9 million higher if not for the expected relative appreciation of the U.S. dollar year-over-year.

The Company expects third quarter 2009 pre-tax distributable earnings of approximately $21 million to $29 million, compared with $33.6 million in the third quarter of 2008. The Company expects third quarter 2009 post-tax distributable earnings to be in the range of $15 million to $21 million versus $25.3 million in the year-earlier quarter.

The Company’s compensation and employee benefits are expected to remain at approximately 60 percent of total revenues on a distributable earnings basis for the full year 2009.

The Company anticipates an effective tax rate for distributable earnings of approximately 27 percent for 2009 compared to 21.6 percent for 2008.

The outlook for BGC Partners contained in this release does not include the potentially positive impact of any accretive acquisitions, any significant increase in brokerage headcount, the potential profitability of ELX Futures or any dividends BGC Partners might receive as a result of such an occurrence, or a material change in the percentage of revenues from or related to fully electronic trading, Software Solutions, and Market Data. The Company intends to pursue these developments, which could have a significant beneficial effect on its revenues and distributable earnings margins should they occur.

Quarterly Dividend and Stock Repurchase

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. On August 3, 2009, the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per share payable on August 31, 2009 to Class A and Class B common stockholders of record as of August 17, 2009.

From December 31, 2008 through July 31, 2009, the Company repurchased 4.0 million shares of its Class A common stock for an aggregate purchase price of $7.9 million, as detailed in the following table:

Period	Number of shares purchased	Average price per share
January	—	$—
February	—	$—
March	3,537,258	$1.89
April	486,701	$2.50

As of July 31, 2009, the Company had approximately $32.4 million remaining from its $100 million repurchase authorization.

Conference Call

BGC Partners will host a conference call Wednesday, August 5, at 8:30 a.m. ET to discuss these results. Investors can access the call and download an accompanying PowerPoint presentation at the “Investor Relations” section of http://www.bgcpartners.com. One must have a Real Media or Windows Media plug-in and headphones or speakers in order to listen to the webcast or its replay. Additionally, call participants may dial in with the following information:

CALL
U.S.:	888-679-8034
International:	617-213-4847
Passcode :	30125920
Pre-registration URL

https://www.theconferencingservice.com/prereg/key.process?key=PYXMBAA3U

REPLAY
Available from	08/05/2009 11:30 AM
Available to	08/12/2009
U.S.:	888-286-8010
International:	617-801-6888
Passcode	23761973

(Note: If clicking on any of the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

About BGC Partners, Inc.

BGC Partners, Inc. (NASDAQ: BGCP) is a leading, global inter-dealer broker, specializing in the brokering of financial instruments and related derivatives products. BGC Partners provides integrated voice, hybrid, and fully electronic execution and other brokerage services to the world’s largest and most creditworthy banks, broker-dealers, investment banks, trading firms, and investment firms for a broad range of global financial products, including fixed income securities, interest rate swaps, foreign exchange, equity derivatives, credit derivatives, futures, commodities, structured products, and other instruments.

Through its eSpeed and BGC Trader brands, BGC Partners uses its proprietary, built, and paid for technology to operate multiple buyer, multiple seller real-time electronic marketplaces for the world’s most liquid capital markets. The Company’s pioneering suite of tools provides end-to-end transaction solutions for the purchase and sale of financial products over its global private network or via the Internet. BGC Partners’ neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading for the world’s largest financial firms. Through its BGCantor Market Data brand, the Company also offers globally distributed and innovative market data and analysis products for numerous financial instruments and markets.

BGC’s unique partnership structure and extensive employee ownership create a distinctive competitive advantage among its peers. Named after fixed income trading innovator B. Gerald Cantor, BGC Partners has 18 offices in New York and London, as well as in Beijing (representative office), Chicago, Copenhagen, Hong Kong, Istanbul, Johannesburg, Mexico City, Nyon, Paris, Rio de Janeiro, São Paulo, Seoul, Singapore, Sydney, Tokyo and Toronto. For more information, visit the Company’s website at http://www.bgcpartners.com. The Company’s corporate address is: BGC Partners, Inc., 499 Park Avenue, New York, New York 10022. The media, analysts, and investors can also subscribe to BGC Partners’ investor “Email Alerts” at the “Investor Relations” section of the Company’s website.

Distributable Earnings

“Revenues for distributable earnings”, “pre-tax distributable earnings “and “post-tax distributable earnings” are supplemental measures of operating performance used by management to evaluate the financial performance of BGC Partners and its subsidiaries. We believe that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders as well as to holders of BGC Holdings partnership units during any period. As compared with “income (loss) from continuing operations before income taxes”, “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations exclude certain non-cash compensation and other expenses which do not involve the receipt or outlay of cash by BGC Partners, and which do not dilute existing stockholders, and which do not have economic consequences, as described below.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners’ equity investments, such as in Aqua Securities, L.P. (“Aqua”) and ELX Electronic Liquidity Exchange (“ELX”).

Pre-tax distributable earnings are defined as GAAP income (loss) from continuing operations before income taxes and exclude non-cash, non-dilutive, and non-economic items, including, for example:

•

Non-cash stock based equity compensation charges, for equity granted or issued prior to the merger of BGC Partners with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to founding partner unit and REU conversion;

•	Non-cash undistributed income or non-cash loss from BGC Partners’ equity investments including Aqua and ELX;

•	Allocation of net income to founding/working partner units and REUs; and

•	Non-cash asset impairment charges, if any.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	Post-tax distributable earnings are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	Post-tax distributable earnings per fully diluted share are defined as post-tax distributable earnings divided by the weighted average number of fully diluted shares for the period.

In addition to the pro rata distribution of net income to BGC Holdings founding/working partner units, to REUs, and to Cantor for its non-controlling interest, BGC Partners, Inc. also expects to pay a quarterly dividend to its stockholders. The amount of all of these payments is expected to be determined using the same definition of distributable earnings. The dividend to stockholders is expected to be calculated based on post-tax distributable earnings allocated to BGC Partners, Inc. and generated over the fiscal quarter ending prior to the record date for the dividend. No assurance can be made, however, that a dividend will be paid each quarter.

Employees who are holders of unvested restricted stock units (“RSUs”) are granted pro-rata payments equivalent to the amount of dividend paid to common stockholders. Under GAAP, dividend equivalents on unvested RSUs are required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or income (loss) for fully diluted shares. Distributable earnings is a metric that is not necessarily indicative of liquidity or cash to fund our operations.

Pre- and post-tax distributable earnings are not intended to replace the presentation of BGC Partners, Inc.’s GAAP financial results. However, management does believe that they will help provide investors with a clearer understanding of the Company’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to our financial condition and results from operations. Management believes that distributable earnings and the GAAP measures of the Company’s financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP revenues, “income (loss) from continuing operations before income taxes”, “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share”, because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation Of GAAP Income To Non-GAAP Distributable Earnings”, which provides a summary reconciliation between pre- and post-tax distributable earnings and GAAP “net income (loss) for fully diluted shares” and GAAP “income (loss) from continuing operations before income taxes” for the Company for the periods discussed in this release.

Discussion of Forward-Looking Statements by BGC Partners

The information in this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to: our relationship with Cantor Fitzgerald, L.P. and its affiliates (“Cantor”) and any related conflicts of interest, competition for and retention of brokers and other managers and key employees, reliance on Cantor for liquidity and capital and other relationships; pricing and commissions and market position with respect to any of our products and services and those of our competitors; the effect of industry concentration and reorganization, reduction of customers and consolidation; liquidity, clearing capital requirements and the impact of recent credit market events and regulations requiring central clearing or exchange-based execution for certain of our products; market conditions, including trading volume and volatility, and further deterioration of the equity and debt capital markets; economic or geopolitical conditions or uncertainties; the extensive regulation of the Company’s businesses, changes in regulations relating to the financial services industry, and risks relating to compliance matters; factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk, as well as counterparty failure; the costs and expenses of developing, maintaining and protecting intellectual property, including judgments or settlements paid or received in connection with intellectual property, or employment or other litigation and their related costs; certain financial risks, including the possibility of future losses and negative cash flow from operations, potential liquidity and other risks relating to the ability to obtain financing or refinancing of existing debt, and risks of the resulting leverage, as well as interest and currency rate fluctuations; the ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services and to secure and maintain market share; the ability to enter into marketing and strategic alliances and other transactions, including acquisitions, dispositions, reorganizations, partnering opportunities and joint ventures, and the integration of any completed transactions; the ability to hire new personnel; the ability to expand the use of technology for our hybrid platform, including screen-assisted, voice-assisted and fully electronic trading; effectively managing any growth that may be achieved; financial reporting, accounting and internal control factors, including identification of any material weaknesses in our internal controls and our ability to prepare historical and pro forma financial statements and reports in a timely manner; the effectiveness of risk management policies and procedures, including the ability to detect and deter unauthorized trading or fraud, unexpected market moves and similar events; the ability to meet expectations with respect to payment of dividends, distributions and repurchases of our common stock or purchases of BGC Holdings, L.P. (“BGC Holdings”) limited partnership interests or other equity interests in our subsidiaries, including from Cantor, our executive officers, and our employees; and the risks and other factors described herein under the heading “Item 1A—Risk Factors” in our most recent Form 10-K filed with the SEC on March 16, 2009, and as updated in subsequent filings on Form 10-Q.

The foregoing risks and uncertainties, as well as those risks discussed under the heading “Item 7A—Quantitative and Qualitative Disclosures About Market Risk” and elsewhere in our most recent 10-K and subsequent filings on Form 10-Q, may cause actual results to differ materially from the forward-looking statements. The information included herein is given as of the filing date of our most recent Form 10-K with the SEC, as updated from time to time in subsequent filings on Form 10-Q, and future events or circumstances could differ significantly from these forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our discussions in financial releases often summarize the significant factors affecting our results of operations and financial condition during the years ended December 31, 2008, 2007 and 2006, respectively. This discussion is provided to increase the understanding of, and should be read in conjunction with, our Consolidated Financial Statements and the accompanying Notes thereto included elsewhere in our most recent Form 10-K.

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION IN ACCORDANCE WITH GAAP (unaudited)

(in thousands, except share and per share data)

	June 30, 2009	December 31, 2008
Assets:
Cash and cash equivalents	$349,773	$204,930
Cash segregated under regulatory requirements	2,185	5,101
Reverse repurchase agreements with related parties	26,071	151,224
Loan receivables from related parties	980	980
Securities owned	627,654	887
Securities borrowed	54,116	—
Marketable securities	1,498	920
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	600,850	177,831
Accrued commissions receivable, net	127,477	127,639
Forgivable and other loan receivables from employees and partners	103,263	80,597
Fixed assets, net	133,760	136,812
Investments	26,513	26,559
Goodwill	75,726	63,500
Other intangible assets, net	15,456	17,066
Receivables from related parties	14,642	14,780
Other assets	54,549	59,515

Total assets	$2,214,513	$1,068,341

Liabilities, Redeemable Partnership Interest and Total Equity:
Accrued compensation	$150,957	$113,547
Securities sold, not yet purchased	—	321
Payables to brokers, dealers, clearing organizations, customers and related broker-dealers	1,195,600	119,262
Payables to related parties	68,322	50,316
Accounts payable, accrued and other liabilities	185,601	177,340
Deferred revenue	12,107	13,774
Notes Payable	150,000	150,000

Total liabilities	1,762,587	624,560
Redeemable partnership interest	110,940	102,579
Stockholders’ equity
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 65,040 and 61,735 shares issued at June 30, 2009 and December 31, 2008, respectively; and 50,503 and 51,222 shares outstanding at June 30, 2009 and December 31, 2008, respectively	649	617
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 29,148 and 30,148 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively, convertible into Class A common stock	291	301
Additional paid-in capital	269,443	271,161
Treasury stock, at cost: 14,537 and 10,513 shares of Class A common stock at June 30, 2009 and December 31, 2008, respectively	(89,756)	(81,845)
Retained earnings	18,106	1,958
Accumulated other comprehensive losses	(1,462)	(3,942)

Total stockholders’ equity	197,271	188,250

Noncontrolling interest in subsidiaries	143,715	152,952

Total equity	340,986	341,202

Total liabilities, redeemable partnership interest and equity	$2,214,513	$1,068,341

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS IN ACCORDANCE WITH GAAP (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Commissions	$164,305	$212,541	$336,585	$466,572
Principal transactions	106,438	66,062	197,699	117,958

Total brokerage revenues	270,743	278,603	534,284	584,530
Fees from related parties	13,232	18,599	28,156	39,512
Market data	4,402	5,101	8,864	10,645
Software solutions	2,770	1,454	4,268	3,537
Interest income	702	3,931	2,014	7,784
Other revenues	2,139	(940)	2,459	(354)
Losses on equity investments	(1,852)	(1,276)	(3,995)	(3,072)

Total revenues	292,136	305,472	576,050	642,582

Expenses:
Compensation and employee benefits	180,591	176,921	356,428	451,466
Allocation of net income to founding/working partner units	4,125	7,133	8,352	7,133
Allocation of net income to REUs	2,065	252	2,917	252

Total compensation	186,781	184,306	367,697	458,851
Occupancy and equipment	27,522	28,775	53,346	59,497
Fees to related parties	2,929	3,140	7,264	9,680
Professional and consulting fees	7,305	11,803	14,789	27,349
Communications	15,646	17,041	30,970	33,761
Selling and promotion	12,751	15,070	27,755	30,305
Commissions and floor brokerage	4,075	6,185	7,750	9,898
Interest expense	2,512	3,628	4,909	11,291
Other expenses	10,990	3,391	18,620	9,626

Total non-compensation expenses	83,730	89,033	165,403	191,407

Total expenses	270,511	273,339	533,100	650,258
Income (loss) from continuing operations before income taxes	21,625	32,133	42,950	(7,676)

Provision for income taxes	6,944	8,723	13,975	16,793

Consolidated net income (loss)	14,681	23,410	28,975	(24,469)

Less: Net income attributable to noncontrolling interest in subsidiaries	6,613	11,426	12,827	12,080

Net income (loss) available to common stockholders	$8,068	$11,984	$16,148	$(36,549)

Per share data:
Basic earnings (loss) per share
Net income (loss) available to common stockholders	$8,068	$11,984	$16,148	$(36,549)

Basic earnings (loss) per share	$0.10	$0.16	$0.20	$(0.28)

Basic weighted average shares of common stock outstanding	78,929	75,194	79,745	130,081

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$21,120	$30,069	$41,012	$(18,464)

Fully diluted earnings (loss) per share	$0.10	$0.16	$0.20	$(0.10)

Diluted weighted average shares of common stock outstanding	211,074	190,121	205,678	186,045

Dividends declared per share of common stock	$0.09	$—	$0.13	$—

Dividends declared and paid per share of common stock	$0.09	$—	$0.13	$—

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

	2009			2008
	Q1	Q2	YTD	Q1 (a)	Q2	Q3	Q4	FULL YEAR
Revenues:
Brokerage revenues:
Rates	$123,556	$126,767	$250,323	$152,450	$143,100	$142,162	$116,392	$554,104
Credit	91,334	90,768	182,102	87,193	69,114	67,923	83,258	307,488
Foreign exchange	22,349	20,963	43,312	37,466	34,048	38,434	30,910	140,858
Other asset classes	26,302	32,245	58,547	28,818	32,341	25,795	29,198	116,152

Total brokerage revenues	263,541	270,743	534,284	305,927	278,603	274,314	259,758	1,118,602

Market data and software solutions	5,960	7,172	13,132	7,627	6,555	6,951	6,051	27,184
Fees from related parties, interest and other revenues	16,556	16,073	32,629	25,352	21,590	21,513	21,760	90,215

Total revenues	286,057	293,988	580,045	338,906	306,748	302,778	287,569	1,236,001

Expenses:
Compensation and employee benefits (b)	174,334	178,166	352,500	187,776	175,450	174,617	181,715	719,558
Other expenses	81,673	83,730	165,403	100,332	89,033	94,601	94,527	378,493

Total expenses	256,007	261,896	517,903	288,108	264,483	269,218	276,242	1,098,051

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	30,050	32,092	62,142	50,798	42,265	33,560	11,327	137,950

Noncontrolling interest in subsidiaries (c)	(519)	(249)	(768)	654	726	933	795	3,108
Provision for income taxes	8,002	8,496	16,498	10,703	9,327	7,284	2,502	29,816

Post-tax distributable earnings to fully diluted shareholders	$22,567	$23,845	$46,412	$39,441	$32,212	$25,343	$8,030	$105,026

Earnings per share:
Fully diluted pre-tax distributable earnings per share	$0.15	$0.15	$0.30	$0.27	$0.22	$0.17	$0.06	$0.73

Fully diluted post-tax distributable earnings per share	$0.11	$0.11	$0.23	$0.21	$0.17	$0.13	$0.04	$0.55

Fully diluted weighted average shares of common stock outstanding	199,981	211,074	205,678	184,967	190,121	196,574	189,058	188,835

Total Revenues	286,057	293,988	580,045	338,906 (d)	306,748	302,778	287,569	1,236,001

Total Compensation Expense (b)	174,334	178,166	352,500	187,776	175,450	174,617	181,715	719,558

Compensation expense as a percent of revenues	60.9%	60.6%	60.8%	55.4%	57.2%	57.7%	63.2%	58.2%

Pre-tax distributable earnings margins (on distributable earnings revenues)	10.5%	10.9%	10.7%	15.0%	13.8%	11.1%	3.9%	11.2%

Post-tax distributable earnings margins (on distributable earnings revenues)	7.9%	8.1%	8.0%	11.6%	10.5%	8.4%	2.8%	8.5%

2009 Effective Tax Rate	26.6%	26.5%	26.5%	21.1%	22.1%	21.7%	22.1%	21.6%

Notes and Assumptions

(a) - All periods prior to April 1 of 2008 are presented on a pro forma basis to reflect the effects of the merger related debt restructure.

(b) - Compensation charges exclude all one-time merger related non-cash compensation, equity grants prior to the merger, allocations of income to founding/working Partners, and dividends paid to restricted stock unit holders.

(c) - Noncontrolling interest allocation associated with joint ownership of administrative services company.

(d) - Reflects reclass of Q1 equity pickup loss from other expenses to Fees from related parties, interest and other revenues.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands except per share data)

	2009			2008
	Q1	Q2	FULL YEAR	Q1	Q2	Q3	Q4	FULL YEAR
GAAP income (loss) from continuing operations before noncontrolling interest in subsidiaries and income taxes	$21,325	$21,625	$42,950	$(39,809)	$32,133	$18,126	$(676)	$9,774

Allocation of net income to founding/working partners holding units	4,227	4,125	8,352	—	7,133	3,716	—	10,849

Allocation of net income to REUs	852	2,065	2,917	—	252	299	—	551

Pro forma adjustments for recapitalization (a)	—	—	—	2,042	—	—	—	2,042

Pro forma pre-tax operating income (loss) available to fully diluted shareholders	26,404	27,815	54,219	(37,767)	39,518	22,141	(676)	23,216

Pre-tax adjustments:

Compensation expenses related to redemption of partnership units issued prior to the merger; additional pre-merger grants of founding partner interests to management and the activation of exchangeability of founding partner interests granted pre-merger	(1,029)	(443)	(1,472)	84,063	—	192	2,368	86,623

Charges related to compensation expense for restricted stock units and REUs granted pre-merger	2,470	2,647	5,117	2,706	1,471	2,700	5,960	12,837

Equity loss on investments	2,143	1,852	3,995	1,796	1,276	1,910	2,087	7,069

Dividend equivalents to RSUs	62	221	283	—	—	230	165	395

Donations by Partners, re: Charity Day	—	—	—	—	—	6,387	—	6,387

Asset impairment charges	—	—	—	—	—	—	1,423	1,423

Total pre-tax adjustments	3,646	4,277	7,923	88,565	2,747	11,419	12,003	114,734

Pre-tax distributable earnings	$30,050	$32,092	$62,142	$50,798	$42,265	$33,560	$11,327	$137,950

GAAP net income (loss) available to common stockholders	$8,080	$8,068	$16,148	$(48,533)	$11,984	$6,853	$(13)	$(29,709)

Allocation of net income to founding/working partners holding units	4,227	4,125	8,352	—	7,133	3,716	—	10,849

Allocation of net income to REUs	852	2,065	2,917	—	252	299	—	551

Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	6,733	6,862	13,595	—	10,700	5,578	(18)	16,260

Pro forma adjustments for recapitalization (a)	—	—	—	2,042	—	—	—	2,042

Pro forma GAAP net income (loss) for fully diluted shares	$19,892	$21,120	$41,012	$(46,491)	$30,069	$16,446	$(31)	$(7)

Total pre-tax adjustments (from above)	3,646	4,277	7,923	88,565	2,747	11,419	12,003	114,734

Income tax adjustment to reflect effective tax rate	(971)	(1,552)	(2,523)	(2,633)	(604)	(2,522)	(3,942)	(9,701)

Post-tax distributable earnings	$22,567	$23,845	$46,412	$39,441	$32,212	$25,343	$8,030	$105,026

Pre-tax distributable earnings per share	$0.15	$0.15	$0.30	$0.27	$0.22	$0.17	$0.06	$0.73

Post-tax distributable earnings earnings per share	$0.11	$0.11	$0.23	$0.21	$0.17	$0.13	$0.04	$0.56

Fully diluted weighted average shares of common stock outstanding	199,981	211,074	205,678	184,967	190,121	196,574	189,058	188,835

(a)	Reflects a net decrease in interest income and interest expense related to the separation and recapitalization transactions in connection with the merger.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s eSpeed system for the periods indicated.

									% Change	% Change	% Change
	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09	FY2007	FY2008	2Q09 vs 1Q09	2Q09 vs 2Q08	FY08 vs FY07
Notional Volume (in $US billions)
Fully Electronic Volume - Excluding New Products*	14,525	13,062	12,308	6,376	7,846	9,705	50,899	46,271	23.7%	(25.7)%	(9.1)%
Fully Electronic Volume - New Products**	35	35	104	72	59	79	49	246	33.2%	125.1%	397.3%

Total Fully Electronic Volume	14,560	13,097	12,412	6,448	7,906	9,784	50,949	46,517	23.8%	(25.3)%	(8.7)%

HYBRID***
Total Hybrid Volume	21,983	21,966	22,506	18,724	19,914	18,637	70,100	85,179	(6.4)%	(15.2)%	21.5%

TOTAL Hybrid & Fully Electronic Volume	36,543	35,063	34,918	25,172	27,820	28,421	121,048	131,696	2.2%	(18.9)%	8.8%

Transaction Count
Fully Electronic Transactions - Excluding New Products	4,112,110	3,860,072	4,111,983	2,618,291	2,822,729	3,622,404	9,833,287	14,702,456	28.3%	(6.2)%	49.5%
Fully Electronic Transactions - New Products*	1,825	1,158	3,785	2,087	2,144	3,103	2,073	8,855	44.7%	168.0%	327.2%

Total Fully Electronic Transactions	4,113,935	3,861,230	4,115,768	2,620,378	2,824,873	3,625,507	9,835,360	14,711,311	28.3%	(6.1)%	49.6%

HYBRID
Total Hybrid Transactions	367,808	340,994	320,068	258,528	300,604	337,381	1,272,702	1,287,398	12.2%	(1.1)%	1.2%

TOTAL Hybrid and Fully Electronic Transactions	4,481,743	4,202,224	4,435,836	2,878,906	3,125,477	3,962,888	11,108,061	15,998,709	26.8%	(5.7)%	44.0%

Trading Days	61	64	64	62	61	63	251	251

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Foreign Exhange Spot and Futures. CBOT Futures volume calculated based on per contract notional value of $200,000
**	New Products defined as Foreign Exchange Options, Credit Default Swaps, and Interest Rate Swaps.
***	Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions.

Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	194,563,399	156,735,725	158,619,857	78,734,725	82,796,633	89,980,612	691,677,365	588,653,706	8.7%	(42.6)%	(14.9)%
CME - Euro $ Contracts	191,121,345	165,141,437	149,198,062	91,513,237	96,073,853	108,729,009	621,470,328	596,974,081	13.2%	(34.2)%	(3.9)%
EUREX - Bund Contracts	84,683,863	65,580,034	62,761,936	44,801,786	44,971,799	42,351,069	341,319,416	257,827,619	(5.8)%	(35.4)%	(24.5)%

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	41,815	35,689	36,300	26,257	21,891	25,247	141,994	140,061	15.3%	(29.3)%	(1.4)%
Average Daily UST Volume	685	558	567	423	359	401	566	558	11.7%	(28.1)%	(1.4)%

CME FX Futures Volume (3)	37,568,651	41,144,216	43,894,087	29,608,982	29,824,674	32,481,675	139,793,601	152,215,936	8.9%	(21.1)%	8.9%

NYSE - Volume (shares traded) - in millions (4)	194,114	167,258	208,965	231,827	219,068	204,612	664,020	802,164	(6.6)%	22.3%	20.8%
Transaction Value - in millions	7,796,430	6,671,480	7,465,340	6,147,040	4,815,000	4,679,430	28,427,880	28,080,290	(2.8)%	(29.9)%	(1.2)%
	—	—	—	—
NASDAQ - Volume (shares traded) - in millions (5)	495,911	460,339	605,373	672,229	666,782	673,131	1,521,290	2,233,851	1.0%	46.2%	46.8%
Transaction Value - in millions(6)	4,363,261	3,912,200	3,857,610	3,024,902	2,369,638	2,657,476	15,261,194	15,157,974	12.1%	(32.1)%	(0.7)%

CBOE Total Industry Equity Option Volume (7)	883,583,154	852,596,386	1,004,208,426	842,184,615	860,315,433	955,000,770	2,862,826,218	3,582,572,581	11.0%	12.0%	25.1%

Sources:

(1)	Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com)
(2)	www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank
(3)	CME Group-www.cmegroup.com/
(4)	NYSE - www.nyse.com
(5)	NASDAQ - www.nasdaqtrader.com
(6)	Includes Transaction Value for NASDAQ listed securities only
(7)	CBOE - www.cboe.com/AboutCBOE/PressReleases.aspx

CONTACTS

Media:	Investors:
Florencia Panizza	Jason McGruder
212-294-7938	212-829-4988
fpanizza@bgcpartners.com	jmcgruder@bgcpartners.com

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